UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement.
☒	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12

SOLIGENIX, INC.

(Name of Registrant as Specified in Its Charter)

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Supplement dated September 15, 2023 to Proxy Statement dated August 7, 2023

Soligenix, Inc. (“we,” “us” and “our”) is filing the additional material contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the upcoming 2023 Annual Meeting of Stockholders to be held on September 21, 2023 (the “Annual Meeting”).

On September 15, 2023, following a competitive process to determine the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2023, we dismissed our independent registered public accounting firm, EisnerAmper LLP (“EisnerAmper”), and engaged Cherry Bekaert LLP (“Cherry Bekaert”) as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2023.

We filed a Current Report on Form 8-K on September 15, 2023 (the “Form 8-K”) in connection with the dismissal of EisnerAmper as our independent registered public accounting firm and the engagement of Cherry Bekaert, and provided EisnerAmper with a copy of the disclosures in the Form 8-K. As disclosed in the Form 8-K, no audit report of EisnerAmper on our financial statements for either of the two most recent fiscal years contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. The report of EisnerAmper on the our financial statements for the fiscal year ended December 31, 2022 was prepared assuming that we would continue as a going concern and included an explanatory paragraph regarding our ability to continue as a going concern as result of recurring losses from operations and an expectation that losses will be incurred for the foreseeable future.

During the two most recent fiscal years and subsequent interim period preceding EisnerAmper’s dismissal, there was no “disagreement” (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with EisnerAmper on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of EisnerAmper, would have caused EisnerAmper to make reference to the matter in their report. During the two most recent fiscal years and subsequent interim period preceding EisnerAmper’s dismissal, there were no “reportable events” requiring disclosure pursuant to Item 304(a)(1)(v) of Regulation S-K.  Our principal executive officer and principal financial officer concluded that, as of June 30, 2023, our disclosure controls and procedures were not effective because of material weaknesses in our internal control over financial reporting. Specifically, our management has concluded that our processes and procedures around the accounting for complex financial instruments issued by us resulted in a delay in finalizing the financial statements.  Inasmuch as such delay caused us to utilize the five-day extension of the original due date of the Quarterly Report on Form 10-Q provided by Rule 12b-25 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our management concluded that our disclosure controls and procedures were not effectively designed to ensure that information required to be disclosed by us in reports we file or submit under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

We also requested EisnerAmper to furnish a letter addressed to the SEC stating whether or not it agrees with the above statements we made in the Form 8-K, and if, not, stating the respects in which it does not agree. A copy of the letter, dated September 15, 2023, was attached as Exhibit 16.1 to the Form 8-K.

As a result of the foregoing, at the Annual Meeting on September 21, 2023, we intend to withdraw Proposal 3 from the meeting agenda. Proposal 3 requests our stockholders to ratify the appointment of EisnerAmper as our independent registered public accounting firm for the fiscal year ending December 31, 2023. We do not intend to submit any other proposal for ratification with respect to the appointment of auditors at the upcoming Annual Meeting. In conjunction with the Annual Meeting to be held in 2024, we intend to ask stockholders to ratify the appointment of Cherry Bekaert as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2024.

Stockholders should note the following:

●	We will not make available or distribute, and you do not need to sign, new proxy cards or submit new voting instructions solely as a result of the expected withdrawal of Proposal 3.
●	Proxy cards or voting instructions already received with direction on Proposal 3 will not be voted on Proposal 3 if, as expected, the agenda item is withdrawn.
●	Proxy cards or voting instructions received and providing direction on the remaining agenda items to be considered at the Annual Meeting (Proposal 1 – Election of Directors and Proposal 2 – Advisory Vote on Executive Compensation) will remain valid and in effect, and will be voted as directed.
●	If you have already submitted a proxy card or voting instructions, you do not need to resubmit proxies or voting instructions with different directions, unless you wish to change your previously cast votes on the remaining agenda items.

Your vote regarding the remaining agenda items is important. Please vote on these remaining items as described in the Notice of Internet Availability of Proxy Materials previously mailed to you on or about August 7, 2023, the Proxy Statement dated August 7, 2023, and the proxy card accompanying the Proxy Statement, copies of which are available at www.ProxyVote.com.